7

FOR IMMEDIATE RELEASE

NATIONSBANK EARNED $2.5 BILLION IN OPERATING PROFITS
IN 1996, UP 26%

CHARLOTTE, NC, Jan. 13, 1997 -- With solid revenue growth outpacing expense growth in 1996, NationsBank generated a 26-percent increase in 1996 operating profits to $2.45 billion.

"During 1996, we continued to improve our performance for both customers and shareholders," said Hugh L. McColl Jr., chief executive officer. "We implemented programs, products and systems over the past year that enable us to more effectively meet customers' needs.

"At the same time, we focused on using our capital wisely on behalf of our shareholders. This focus has been visible in our acquisitions, the shifting of capital away from less profitable businesses, the reduction of low-yielding assets and the aggressive repurchases of common stock. These actions, combined with excellent financial performance, were rewarded with a 40-percent increase in our stock price in 1996."

Earnings Highlights (1996 compared to 1995)

      o Revenues (net interest income plus noninterest income) grew 17 percent to more than $10 billion

      o Operating earnings per share rose 16 percent to $8.26

      o Operating return on average common shareholders' equity increased more than 150 basis points to 18.53 percent Efficiency ratio improved 351 basis points to 56.3 percent Capital ratios strengthened, with the total equity to assets ratio rising to 7.38 percent from 6.83 percent

NationsBank earned $2.45 billion in 1996, before a merger charge primarily related to Bank South. This represented a 26-percent increase over the $1.95 billion earned in 1995. Operating earnings per common share for 1996 rose 16 percent to $8.26, from $7.13 per common share in 1995. Operating return on common shareholders' equity rose to 18.53 percent in 1996, up from 17.01 percent last year.
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Cash basis earnings (operating net income excluding amortization of intangibles) increased 25 percent to $2.58 billion in 1996, equaling $8.69 per common share.

As a result of the merger-related, after-tax charge of $77 million, reported net income and earnings per share were $2.38 billion and $8.00, respectively, in 1996.

For the fourth quarter of 1996, net income rose 24 percent to $632 million, compared to $510 million in the fourth quarter of 1995. Earnings per common share in the fourth quarter of 1996 increased 17 percent to $2.19, from $1.87 per common share in 1995.

1996 results include the impact of several acquisitions and loan securitizations completed primarily in 1996 and at the end of 1995.

Net Interest Income
In 1996, average loans and leases grew 12 percent over year-earlier levels to $122 billion. This increase was driven primarily by a 19-percent increase in average consumer loans. This loan growth, combined with a taxable-equivalent 29-basis-point increase in the net interest yield, led to a 16-percent increase in net interest income to $6.42 billion in 1996. The continuing improvement in the net interest yield to 3.62 percent from 3.33 percent in 1995 was primarily driven by ongoing initiatives focused on balance sheet efficiency and discipline.

Noninterest Income
Noninterest income rose 18 percent to $3.65 billion in 1996. The year-over-year increase was driven by higher income from investment banking, deposit accounts and mortgage-related activities.

Efficiency
Revenue growth outpaced expense growth in 1996, improving the efficiency ratio 351 basis points to 56.3 percent, compared to 59.8 percent in 1995. This improvement reflected continued productivity increases and the rationalization of business units.

Credit Quality
Total nonperforming assets were $1.04 billion on Dec. 31, 1996, or .85 percent of net loans, leases and factored receivables and other real estate owned. This compared to $853 million, or .73 percent of net levels on Dec. 31, 1995. The allowance for credit losses totaled $2.32 billion at year-end, equaling 260 percent of nonperforming loans, compared to $2.16 billion, or 306 percent one year earlier. In 1996, net charge-offs were $598 million. This equaled .48 percent of average net loans, leases and factored receivables, compared to .38 percent of average levels in 1995.

Capital Strength
Total shareholders' equity climbed to $13.7 billion on Dec. 31, 1996, up 7 percent from levels one year ago. This represented 7.38 percent of period-end assets, compared to 6.83 percent at Dec. 31, 1995. Book value per common share rose to $47.38 at the end of the 1996. NationsBank repurchased approximately 17 million of its common shares in 1996.

NationsBank Corporation, headquartered in Charlotte, N.C., is a bank holding company that provides financial products and services nationally and internationally to individuals, businesses, corporations, institutional investors and government agencies. Following its Jan. 7, 1997 merger with Boatmen's Bancshares Inc. of St. Louis, Mo., NationsBank has primary retail and commercial banking operations in 16 states and the District of Columbia. On a pro forma combined basis, NationsBank had total assets of approximately $227 billion at year-end.

NATIONSBANK CORPORATION FINANCIAL HIGHLIGHTS



                                       THREE MONTHS       TWELVE MONTHS
                                     ENDED DECEMBER 31  ENDED DECEMBER 31
                                       1996      1995     1996     1995
    FINANCIAL OPERATING SUMMARY
    (In millions except per-share data)

    Net income                         $632      $510   $2,452   $1,950
     Earnings per common share         2.19      1.87     8.26     7.13
     Fully diluted earnings
      per common share                 2.14      1.85     8.10     7.04
    Cash basis earnings (1)             669       539    2,580    2,069
    Cash basis earnings per share      2.31      1.98     8.69     7.56
    Average common shares issued    287.173   271.558  295.108  272.480
    Average fully diluted common
     shares issued                  294.591   276.009  301.765  277.134
    Price per share of common
     stock at period end            $97.750   $69.625  $97.750  $69.625
    Common dividends paid               189       158      707      567
    Common dividends paid per share     .66       .58     2.40     2.08
    Preferred dividends paid              4         2       15        8

    OPERATING EARNINGS SUMMARY (Taxable-equivalent in millions)

    Net interest income              $1,612   $1,438   $6,423   $5,560
    Provision for credit losses        (150)    (142)    (605)    (382)
    Gains on sales of securities         33       21       67       29
    Noninterest income                  958      846    3,646    3,078
    Other real estate owned expense      (7)      (8)     (20)     (18)
    Other noninterest expense        (1,466)  (1,342)  (5,665)  (5,163)

    Income before income taxes          980       813    3,846    3,104
    Income taxes - including
     FTE adjustment*                    348       303    1,394    1,154
    Net income                         $632      $510   $2,452   $1,950

    *FTE adjustment                     $22       $25      $94     $113

    AVERAGE BALANCE SHEET SUMMARY (In billions)

    Loans and leases, net          $120.892  $114.604  $122.268 $109.487
    Securities held for investment    2.585    12.945     3.442   15.521
    Securities available for sale    11.540    10.689    17.295   10.272
    Total securities                 14.125    23.634    20.737   25.793
    Earning assets                  171.249   169.334   177.400  167.004
    Total assets                    194.321   191.693   200.885  188.547
    Noninterest-bearing deposits     23.971    21.908    23.990   21.128
    Interest-bearing deposits        81.794    76.694    83.595   78.150
    Total deposits                  105.765    98.602   107.585   99.278
    Shareholders' equity             13.224    11.903    13.263   11.451
    Common shareholders' equity      13.108    11.866    13.149   11.415


    OTHER OPERATING FINANCIAL DATA

    Net interest yield                 3.75%     3.38%    3.62%    3.33%
    Return on average assets           1.29      1.06     1.22     1.03
    Return on average
     tangible assets                   1.38      1.12     1.30     1.11
    Return on average common
     shareholders' equity             19.06     16.98    18.53    17.01
    Return on average tangible
     common shareholders' equity      23.81     20.46    22.80    20.74
    Total equity to assets ratio
     (period end)                      7.38      6.83     7.38     6.83
    Gross charge-offs (in millions)    $208      $211     $836     $636
    Net charge-offs (in millions)       151       156      598      421
     % of average loans, leases and
     factored accounts receivable, net  .49%      .53%     .48%     .38%
    Efficiency ratio                  57.11     58.73    56.26    59.77

    REPORTED RESULTS(Operating results including merger-related charge)

    Net income                         $632      $510   $2,375    $1,950
     Earnings per common share         2.19      1.87     8.00      7.13
     Fully diluted earnings per
     common share                      2.14      1.85     7.85      7.04
    Return on average common
     shareholders' equity             19.06     16.98    17.95     17.01

    (1) Cash basis earnings equal net income excluding amortization of intangibles.

                                                      DECEMBER 31
                                                    1996       1995
    BALANCE SHEET SUMMARY (In billions)

    Loans and leases, net                        $121.583  $116.042
    Securities held for investment                  2.110     4.432
    Securities available for sale                  12.277    19.415
    Total securities                               14.387    23.847
    Earning assets                                165.276   167.945
    Factored accounts receivable                    1.047      .991
    Mortgage servicing rights                        .946      .707
    Goodwill, core deposit and
     other intangibles                              2.030     1.514
    Total assets                                  185.794   187.298
    Noninterest-bearing deposits                   25.738    23.414
    Interest-bearing deposits                      80.760    77.277
    Total deposits                                106.498   100.691
    Shareholders' equity                           13.709    12.801
    Common shareholders' equity                    13.586    12.759
     Per common share (not in billions)             47.38     46.52




    RISK-BASED CAPITAL
     Tier 1 capital                                $12.384   $10.799
     Tier 1 capital ratio                            7.76%     7.24%
     Total capital                                 $20.208   $17.264
     Total capital ratio                            12.66%    11.58%

    Leverage ratio                                   7.09%     6.27%

    Common shares issued (in millions)             286.746   274.269

    Allowance for credit losses                     $2.315   $2.163
    Allowance for credit losses
     as % of net loans, leases
     and factored accounts receivable                1.89%    1.85%
    Allowance for credit losses
     as % of nonperforming loans                    260.02   306.49
    Nonperforming loans                              $.890    $.706
    Nonperforming assets                             1.043     .853
    Nonperforming assets as % of:
     Total assets                                     .56%     .46%
     Net loans, leases, factored accounts
      receivable and other real estate owned          .85%     .73%

    OTHER DATA

    Full-time equivalent headcount                 62,971    58,322
    Banking centers                                 1,979     1,833
    ATMs                                            3,948     2,292

    BUSINESS UNIT RESULTS - Three months ended December 31, 1996
    (in millions)


                                              Return on  Average Loans
                    Total Revenue  Net Income  Equity    and Leases,net

    General Bank     $1,786  70%    $373  59%    21%     $76,728  63%
    Global Finance      597  23      186  29     19       36,511  30
    Financial Services  173   7       45   7     15        8,282   7